(m)(3)(i)

AMENDED SCHEDULE A

with respect to

VOYA PARTNERS, INC.

THIRD AMENDED AND RESTATED DISTRIBUTION PLAN

PURSUANT TO RULE 12B-1

CLASS T SHARES

Portfolios

Voya Solution 2020 Portfolio

Voya Solution 2025 Portfolio

Voya Solution 2030 Portfolio

Voya Solution 2035 Portfolio

Voya Solution 2040 Portfolio

Voya Solution 2045 Portfolio

Voya Solution 2050 Portfolio

Voya Solution 2055 Portfolio

Voya Solution 2060 Portfolio

Voya Solution Income Portfolio

Effective Date: August 31, 2016, to reflect the liquidation of Class T shares for Voya Index Solution 2020 Portfolio, Voya Index Solution 2025 Portfolio, Voya Index Solution 2030 Portfolio, Voya Index Solution 2035 Portfolio, Voya Index Solution 2040 Portfolio, Voya Index Solution 2045 Portfolio, Voya Index Solution 2050 Portfolio, Voya Index Solution 2055 Portfolio, and Voya Index Solution Income Portfolio.